Exhibit 99.1

2222 NO. 111TH ST. OMAHA, NE 68164 TEL: 402-829-6800 FAX: 402-829-6836

For further information, contact:

LINDSAY CORPORATION:	HALLIBURTON INVESTOR RELATIONS:
Jim Raabe Vice President & Chief Financial Officer 402-827-6579	Hala Elsherbini or Geralyn DeBusk 972-458-8000

Lindsay Corporation Appoints Brunner to Board of Directors

OMAHA, NEB., June 7, 2013—Lindsay Corporation (NYSE: LNN) announced today that Robert E. Brunner has been appointed to its board of directors for a term which will expire in 2015.

Brunner, 55, has over 30 years of manufacturing and management experience with Illinois Tool Works Inc. (NYSE: ITW). He served as Executive Vice President of ITW from 2006 until his retirement in 2011. From 2008 to 2011 he was responsible for Worldwide Construction Products, a $2 billion group comprised of over 100 business units in 32 countries. From 2006 to 2008 he led one of ITW’s Global Automotive groups with revenues of nearly $1 billion across 37 business units on six continents. He held various positions of increasing responsibility in ITW’s automotive fastener business, as well as other general management positions in sales and marketing, new product development, operations and strategic planning from 1980 to 2006.

Brunner currently serves on the board of directors of Leggett & Platt, Inc. (NYSE: LEG), a diversified manufacturer of a broad variety of engineered components and products found in most homes, offices, and automobiles. He serves as a member of its Audit and Compensation Committees. Brunner also serves as a director of NN, Inc. (NASDAQ: NNBR), a global manufacturer of precision bearings and plastic, rubber and metal components. He serves as Chairman of its Governance Committee and is a member of its Audit Committee. Brunner received a Bachelor of Science in Finance from the University of Illinois at Urbana-Champaign and a Masters Degree in Business Administration from Baldwin-Wallace University.

“We are very pleased to have Bob join the Board as an independent director,” said Michael N. Christodolou, Lindsay’s chairman. “His strong background in manufacturing, international markets and acquisitions, combined with his corporate governance experiences serving on public company boards, will allow him to make significant contributions to Lindsay’s continued success.”

About the Company

Lindsay manufactures and markets irrigation equipment primarily used in agricultural markets which increase or stabilize crop production while conserving water, energy, and labor. The Company also manufactures and markets infrastructure and road safety products under the Lindsay Transportation Solutions tradename. At March 28, 2013, Lindsay had approximately 12.9 million shares outstanding, which are traded on the New York Stock Exchange under the symbol LNN.

For more information regarding Lindsay Corporation and its products, see Lindsay’s Web site at www.lindsay.com.

Concerning Forward-looking Statements

This release contains forward-looking statements that are subject to risks and uncertainties and which reflect management’s current beliefs and estimates of future economic circumstances, industry conditions, company performance and financial results. You can find a discussion of many of these risks and uncertainties in the annual, quarterly and current reports that the Company files with the Securities and Exchange Commission. Forward-looking statements include information concerning possible or assumed future results of operations of the Company and those statements preceded by, followed by or including the words “anticipate,” “estimate,” “believe,” “intend,” “expect,” “outlook,” “could,” “may,” “should,” “will,” or similar expressions. For these statements, the Company claims the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. The Company undertakes no obligation to update any forward-looking information contained in this press release.